Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Sana Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Equity	Depositary Shares	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Equity	Warrants	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Subscription Rights	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Purchase Contracts	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Units	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or may be issued to prevent dilution from stock splits, stock dividends or similar transactions, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. Any registration fees will be paid subsequently on a “pay-as-you-go” basis.